   NEWS
     FOR IMMEDIATE RELEASE

                Frontier Airlines Reports Fiscal First Quarter 2005 Results

DENVER (July 29, 2004) - Frontier Airlines, Inc. (Nasdaq: FRNT) today reported a net loss of
$6.6 million, or $0.18 per diluted common share, for the airline's fiscal first quarter ended
June 30, 2004 compared to a net profit of $10.9 million, or $0.36 per diluted common share, for the same period last year. Included in the net loss for the quarter ended June 30, 2004 were the following special items before the effect of income taxes; a loss of $489,000 on the sale of two
Airbus A319 aircraft in a sale-leaseback transaction, a write down of $388,000 of the carrying value of expendable Boeing 737 inventory, and a $477,000 unrealized loss on hedging derivatives.
These items net of income taxes increased the net loss by $.02 per share.  The Company's net income for the quarter ended June 30, 2003 included $15.0 million received under the Appropriations
Act, aircraft lease exit costs of $686,000, and an unrealized gain on hedging derivatives of $752,000.
The net effect of these items, net of income taxes and related profit sharing contributions, increased net income by $0.29 per diluted share.

Chief Executive Officer's Comments

Frontier President and CEO Jeff Potter said, "We believe the quarter's results largely reflect the impact of ongoing industry challenges, most notably historically high fuel prices and the continuing depressed fare environment. With no relief in sight in both of these areas, we recognize that our return to profitability will only be achieved by continuing to focus on our strategies of producing the very best product in the industry, while reducing our unit costs.  We made progress in both of these areas in the quarter. The continuing positive customer response to our product was reflected in the 39 percent increase in mainline traffic that outpaced 32 percent capacity growth for the quarter.
Our mainline unit costs excluding fuel declined 7.4 percent versus the same period last year.

"Our expansion during the quarter included our continued focus on our Denver hub, and the introduction of Los Angeles as a focus city for Frontier.  While the growth in the Denver hub met our expectations, the services introduced in the Los Angeles market clearly did not perform to the level we had anticipated.
While we remain committed to the Los Angeles strategy, the disappointing financial performance of this focus city, which contributed significantly to our loss, led us to adjust our August schedule to appropriately reallocate our resources to better performing opportunities."

Operating Highlights

Mainline passenger revenue increased as mainline revenue passenger miles (RPMs) grew at a rate of 39.0 percent during the fiscal first quarter, out-pacing mainline capacity growth as measured by available seat miles (ASMs), which increased 32.0 percent from the same time last year. As a result, the airline's mainline load factor was 70.7 percent for its fiscal first quarter of 2005, 3.5 load factor points greater than the airline's load factor of 67.2 percent during the same quarter last year. The airline's mainline breakeven load factor for the fiscal first quarter 2005 increased 8.1 load factor points from 65.4 percent to 73.5 percent.  Frontier's breakeven load factor increased from the prior comparable period as a result of a decrease in our yield per RPM to 10.79 cents during the quarter ended June 30, 2004 from 12.30 cents, or
12.3 percent, during the quarter ended June 30, 2003, partially offset by a decrease in the airline's mainline cost per available seat mile (CASM).

During the fiscal first quarter 2005, the airline's mainline passenger revenue per available seat mile
(RASM) decreased 7.6 percent to 7.63 cents from the same quarter last year.  The decrease in RASM was due to the 12.3 percent mainline yield per RPM drop on a year-over-year basis partially offset by the comparative period load factor increase.  Contributing to the yield decline was the introductory fares offered in six new markets started in the June 2004 quarter and a 7.7 percent increase in average length of haul on a year-over-year basis.

The airline's mainline CASM for the fiscal first quarter decreased .5 percent to 8.09 cents from 8.13 cents for the same quarter last year. Mainline fuel cost per gallon during the quarter, including taxes and delivery charges, increased 34.4 percent to $1.25, compared to $.93 for the same period last year. Mainline CASM excluding fuel decreased 7.4 percent to 6.28 cents from the same period last year, when CASM excluding fuel was 6.78 cents.

Senior Vice President and Chief Financial Officer Paul Tate discussed the airline's year-over-year unit cost comparatives stating,  "Our fiscal first quarter generated continued improvement in our mainline CASM, both including and excluding fuel, as a result of a 14.7 percent improvement in mainline aircraft utilization and a 10.1 percent increase in average mainline stage length, despite incurring costs associated with our transition to an all-Airbus fleet. We received nine new aircraft during the quarter, which represents the largest quarter number of aircraft scheduled for delivery through 2008."

Tate also described the airline's current cash and working capital position stating, "As of June 30, 2004, our unrestricted cash position during the past 12 months has increased from $128.3 million to $193.6 million.  In the same period, our working capital has increased from $72.9 million to $75.8 million.  Our cash position remains near its all-time high."

The airline's fleet in service on June 30, 2004 consisted of 14 owned Airbus A319 and A318 aircraft, 23 leased Airbus A319 and A318 aircraft and nine leased Boeing 737 aircraft.

Business developments during the quarter included:

o        Took delivery of seven new Airbus A319 and two A318 aircraft, and retired one Boeing 737 aircraft, for a net increase of eight aircraft and a fleet total of 46 by quarter's end.
o        Inaugurated "focus city" service from Los Angeles, offering the airline's first point-to-point service, including non-stop service from Los Angeles to St. Louis, Kansas City, and Minneapolis/St.
         Paul.
o        Started service between Denver and Washington Dulles and received Department of Transportation (DOT)
         authorization to provide two additional round-trip flights between Denver and Washington D.C.'s slot-
         controlled Reagan National Airport. With the addition of Dulles service and the increase in Reagan service, which began in July 2004, Frontier now serves three destinations in the Washington, D.C.
         area with a total of seven daily flights to and from Denver.
o        Started service from Denver to Anchorage, Denver to Nashville and Denver to Philadelphia.
o        Began JetExpress service between Denver and Spokane and Denver and Billings.
o        Inaugurated service from Los Angeles to Philadelphia, marking the airline's first non-stop, transcontinental service.
o        Expanded international service with new non-stop flights from Salt Lake and Kansas City to Cancun.
o        Filed and subsequently received approval after the end of the quarter, to further expand the airline's popular Cancun service with non-stop flights from Austin and Nashville.
o        Signed a multi-year agreement with Sabre Airline Solutions for its SabreSonic passenger solution to power the airline's reservations and check-in capabilities.
o        Frontier's frequent-flyer program, EarlyReturns, reached the one million member milestone.
o        Won national acclaim for popular "a whole different animal" advertising campaign, including The Denver
         Advertising Federation's Fame and Fortune Award, four New York Festival Awards, nine Mobius Awards, and one Cresta Award.

Potter concluded, "As we said at the end of the last quarter, we fully expect the mainline yield per RPM comparative declines and favorable unit cost trends to continue into the foreseeable future. However, we know that profitability can only be achieved by continuing to focus on our strategies of bringing the very best product to the market, while keeping a vigilant eye on the costs we can control. In some cases that means remaining agile enough to make the necessary changes in our schedule such as our Los Angeles reduction, or moving our regional jets to an attractive route such as Denver to Little Rock.

"Our future bookings continue to look very strong and we are proud of all of our employees who contribute to this airline on a daily basis, turning new customers into return customers and building loyalty towards
Frontier one passenger at a time."

Senior leadership will host a conference call to discuss Frontier's quarterly earnings on July 30, 2004 at
9:00 a.m. Mountain Standard Time. The call is available via the World Wide Web on the airline's Web site at
www.frontierairlines.com or using the following URL: http://www.vcall.com/CEPage.asp?ID=88901.

Currently in its 11th year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport with a fleet of 46 aircraft and employing approximately 4,500 aviation professionals. Frontier, in conjunction with Frontier JetExpress operated by Horizon Air, operates routes linking our Denver hub to 43 destinations in 24 states spanning the nation from coast-to-coast and to five cities in Mexico. Frontier's maintenance and engineering department has received the Federal Aviation
Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for five consecutive years. In July 2004, Frontier ranked as one of the "Top 10 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at www.frontierairlines.com.

Legal Notice Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares due to competition, demand or other factors; continuing adverse effects of high fuel costs; increased prices for fuel and the inability to recover these higher fuel costs in airfares; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; negative public perceptions associated with increased security wait times at various domestic airports; the inability to secure adequate gate facilities at Denver
International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government's policy regarding relief to the airline industry, especially as it relates to war status risk insurance; the stability of the U.S. economy and the economic environment of the airline industry; and other factors detailed in the Company's public filings with the Securities and Exchange
Commission.  Any forward-looking statement is qualified by reference to these risks and factors.  These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-
looking statements to reflect events or circumstances that may arise after the date of this press release.
Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2004.  The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website,
www.frontierairlines.com.

                                  -Financial Tables To Follow-

                                               FRONTIER AIRLINES, INC.
                                             SELECTED BALANCE SHEET DATA
                                                     (unaudited)

                                      Year Ended                 Quarters Ended
                                       March 31,           June 30,         June 30,
                                         2004                2004             2003

Balance Sheet Data (000s):
Cash, cash equivalents and
  short-term investments              $190,609           $193,558         $128,267
Current assets                         269,733            278,030          220,573
Total assets                           769,706            793,106          624,102
Current liabilities                    181,659            202,240          147,699
Long-term debt                         280,001            296,258          258,757
Total liabilities                      511,764            540,631          453,344
Stockholders' equity                   257,942            252,475          170,758
Working capital                         88,074             75,790           72,874

                                           FRONTIER AIRLINES, INC.
                                          STATEMENTS OF OPERATIONS
                               FOR THE THREE MONTHS ENDED JUNE 30, 2004 AND 2003
                                                 (unaudited)
                                               June 30,         June 30,
                                                 2004             2003

Revenues:
    Passenger                            $  169,437,481     $  139,009,546
    Passenger- regional partner              19,126,445              -
    Cargo                                     1,427,495          1,689,025
    Other                                     2,431,649          1,667,379

            Total revenues                  192,423,070        142,365,950

Operating expenses:
    Flight operations                        31,789,164         24,973,318
    Aircraft fuel expense                    40,003,182         22,600,769
    Aircraft lease expense                   18,890,826         17,192,003
    Aircraft and traffic servicing           31,692,204         23,997,510
    Maintenance                              19,282,232         17,877,972
    Promotion and sales                      19,838,676         14,719,997
    General and administrative               10,294,244          8,935,636
    Operating expenses - regional partner    21,293,435              -
    Loss on sale-leaseback of aircraft          488,889              -
    Aircraft lease and facility exit costs        -                686,295
    Depreciation and amortization             6,618,439          5,187,198

            Total operating expenses        200,191,291        136,170,698

            Operating income (loss)          (7,768,221)         6,195,252

Nonoperating income (expense):
    Interest income                             570,570            413,363
    Interest expense                         (2,908,016)        (3,834,393)
    Emergency Wartime Supplemental
      Appropriations Act compensation             -             15,024,188
    Other, net                                 (106,302)          (176,093)

            Total nonoperating income
              (expense), net                 (2,443,748)        11,427,065

Income (loss) before income tax
  (benefit) expense                         (10,211,969)        17,622,317

Income tax (benefit) expense                 (3,638,251)         6,688,627

Net income (loss)                         $  (6,573,718)     $  10,933,690
                                          ==============     ==============

Earnings (loss) per share:

  Basic                                      $    (0.18)         $    0.37
                                          ==============     ==============
  Diluted                                    $    (0.18)         $    0.36
                                          ==============     ==============
Weighted average shares of
  common stock outstanding

  Basic                                      35,603,426         29,823,179
                                          ==============     ==============
  Diluted                                    35,603,426         30,172,499
                                          ==============     ==============

                                              FRONTIER AIRLINES, INC.
                                        COMPARATIVE OPERATING STATISTICS
                                                   (unaudited)

                                                      Quarters Ended June 30,
                                                         2004          2003
Selected Operating Data:
Passenger revenue (000s)
        Mainline                                     $ 169,438      $ 139,010
        Regional Partner  (5)                           19,126            -
        System Combined                                188,564        139,010
Revenue passengers carried (000s)
        Mainline                                         1,584          1,227
        Regional Partner  (5)                              203            -
        System Combined                                  1,787          1,227
Revenue passenger miles (RPMs) (000s)
        Mainline                                     1,564,587      1,125,233
        Regional Partner  (5)                          131,554            -
        System Combined                              1,696,141      1,125,233
Available seat miles (ASMs) (000s)
        Mainline                                     2,211,652      1,675,050
        Regional Partner  (5)                          177,578            -
        System Combined                              2,389,230      1,675,050
Passenger load factor
        Mainline                                         70.7%          67.2%
        Regional Partner  (5)                            74.1%            -
        System Combined                                  71.0%          67.2%
Mainline break-even load factor (1)                      73.5%          65.4%
Mainline block hours                                    43,974         33,127
Mainline departures                                     17,650         14,610
Mainline average seats per departure                       131            132
Mainline average stage length                              957            869
Mainline average length of haul                            988            917
Mainline average daily block hour utilization             11.7           10.2
Yield per RPM (cents) (2) (3)
        Mainline                                         10.79          12.30
        Regional Partner  (5)                            14.54            -
        System Combined                                  11.08          12.30
Total yield per RPM (cents)
        Mainline                                         11.08          12.65
        Regional Partner  (5)                            14.54            -
        System Combined                                  11.34          12.65
Yield per ASM (cents) (3)
        Mainline                                          7.63           8.26
        Regional Partner  (5)                            10.77            -
        System Combined                                   7.86           8.26
Total yield per ASM (cents)
        Mainline                                          7.84           8.50
        Regional Partner  (5)                            10.77            -
        System Combined                                   8.05           8.50

FRONTIER AIRLINES, INC.
Comparative operating statistics, unaudited
Continued

                                                      Quarters Ended June 30,
                                                         2004          2003
Selected Operating Data (continued):
Cost per ASM (cents)
        Mainline                                         8.09          8.13
        Regional Partner  (5)                           11.99            -
        System Combined                                  8.38          8.13

Mainline fuel expense per ASM (cents) (4)                1.81          1.35
Mainline cost per ASM excluding
  fuel (cents)                                           6.28          6.78
Mainline average fare                                $    100      $    105
Mainline average aircraft in service                     41.4          35.6
Mainline aircraft in service at end of period              46            36
Mainline average age of aircraft at end of period         3.1           6.7

1.       "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs.  Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange
         Commission.  We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items.
         Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

A reconciliation of the components of the calculation of the mainline break-even load factor is as follows:

                                                                  Quarters Ended June 30,
                                                                      2004       2003
                                                                      (In thousands)
Net (income) loss                                                      $ 6,574   $(10,934)
  Income tax (expense) benefit                                           3,638     (6,689)
  Passenger revenue                                                    169,437    139,010
  Revenue - regional partner                                            19,126       -
  Charter revenue                                                         (656)      (614)
  Operating expenses - regional partner                                (21,293)      -
  Passenger revenue - mainline (excluding charter and
regional partner revenue) required to break even
(based on GAAP amounts)                                              $ 176,826  $ 120,773
  Non-GAAP adujstments:
      Emergency Wartime Supplemental Appropriations
        Act compensation, net of bonuses                                  -        13,842
      Aircraft and facility lease exit costs, net of bonuses              -          (632)
      Early retirement of debt costs, net of bonuses                      -           -
      Loss on sale-leaseback of aircraft, net of bonuses                  (489)       -
      Loss on sale of aircraft engine, net of bonuses                     -           -
      Impairment of Boeing engine and rotable parts, net of
        bonuses                                                           -           -
      Provision for Boeing spare parts inventory, net of bonuses          (388)       -
      Horizon start-up costs, net of bonuses                              -           -
      Unrealized derivative gain (loss), net of bonuses                   (477)       693
Passenger revenue - mainline (excluding charter and regional partner revenue) required to break-even (based on
     adjusted amounts)                                               $ 175,472  $ 134,676
                                                                  ========================

The calculation of the break-even load factor follows:

                                                                  Quarters Ended June 30,
                                                                      2004       2003

Calculation of mainline break-even load factor using GAAP amounts:
  Passenger revenue - mainline  (excluding charter and
    regional partner revenue) required to break even (based
    on GAAP amounts) ($000s)                                         $ 176,826  $ 120,773
  Mainline yield per RPM (cents)                                         10.79      12.30
  Mainline revenue passenger miles (000s) to break even assuming
    constant yield per RPM                                           1,638,795    981,894
  Mainline available seat miles (000s)                               2,211,652  1,675,050
                                                                  ========================
  Mainline break-even load factor using GAAP amounts                     74.1%      58.6%
                                                                  ========================

Calculation of mainline break-even load factor using Non-GAAP amounts:
  Passenger revenue (excluding charter and regional partner
     revenue) required to break even (based on adjusted
     amounts) ($000s)                                                $ 175,472  $ 134,676
  Mainline yield per RPM (cents)                                         10.79      12.30
  Mainline revenue passenger miles (000s) to break even assuming
    constant yield per RPM                                           1,626,247  1,094,926
  Mainline available seat miles (000s)                               2,211,652  1,675,050
                                                                  =======================
  Mainline break-even load factor using non-GAAP amounts                 73.5%      65.4%
                                                                  =======================

2.       "Yield per RPM" is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.
3.       For purposes of these yield calculations,  charter revenue is excluded from passenger revenue.
         These figures may be deemed non-GAAP  financial  measures  under  regulations  issued by the
         Securities  and  Exchange  Commission.  We  believe  that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs.  Furthermore, in preparing  operating  plans and forecasts,  we rely on an analysis of yield exclusive of charter revenue.  Our  presentation  of non-GAAP  financial  measures  should not be viewed as a  substitute for our  financial or statistical results based on GAAP.  The calculation of passenger revenue excluding charter revenue is as follows:

                                                                  Quarters Ended June 30,
                                                                    2004         2003
Passenger revenues - mainline, as reported                       $ 169,437    $ 139,010
  Less: charter revenue                                                656          614
Passenger revenues - mainline excluding charter                    168,781      138,396
  Add:  Passenger revenues - regional partner                       19,126          -
Passenger revenues, system combined                             $ 187,907    $ 138,396
                                                               ========================

4.       This may be deemed a non-GAAP  financial measure under  regulations  issued by the Securities and
         Exchange  Commission.  We believe the  presentation of financial information excluding fuel expense is useful to investors  because we believe that fuel expense tends to fluctuate more than  other operating  expenses,  it  facilitates  comparison of results of operations between current and past periods and enables  investors to better  forecast  future trends in our operations.  Furthermore, in preparing operating plans and forecasts,  we rely, in part, on trends in our historical results of operations  excluding fuel expense.  However, our presentation of non-GAAP  financial  measures should not be viewed as a substitute  for our financial results determined in accordance with GAAP.
5.       In September  2003, we signed a 12-year  agreement  with Horizon,  under which Horizon  operates up to nine 70-seat CRJ 700 aircraft under our Frontier JetExpress brand. The service began on January 1,
         2004 and replaced our codeshare with Mesa Airlines which terminated on December 31, 2003. In accordance with Emerging  Issues Task Force No. 01-08,  "Determining Whether an Arrangement  Contains a Lease"
         ("EITF 01-08"), we have concluded that the Horizon agreement contains leases as the agreement conveys the right to use a specific  number and  specific  type of aircraft  over a stated  period of time.
         Therefore,  we began recording revenues and expenses related to the Horizon agreement gross.  Under the  Mesa  agreement,  we recorded  JetExpress  revenues  reduced by related  expenses net in other revenues.  JetExpress  operations  under the Mesa agreement  from April 1, 2003 to December  31, 2003 are not  included in regional  partner  statistics  in 2003 as the Mesa arrangement was effective prior to May 28, 2003, the effective date of EITF 01-08.

         Amounts included in other revenues for Mesa for the year ended March 31, 2004, and for the three months ended June 30, 2004 and 2003 were as follows:

                                                                  Quarters Ended June 30,
                                                                     2004        2003
Mesa revenues (000s)                                              $       -   $     7,847
Mesa expenses (000s)                                                      -        (7,775)
Net amount included in other revenues                             $       -   $        72
                                                                  ========================

         Mesa's revenue passenger miles (RPMs) and available seat miles (ASMs) for the year ended March 31,
         2004 and for the three months ended June 30, 2004 and 2003 were as follows:

                                                                  Quarters Ended June 30,
                                                                    2004        2003
Mesa RPMs (000s)                                                     -         47,773
Mesa ASMs (000s)                                                     -         68,642